Exhibit 19.1

Regional Management Corp.

Insider Trading Policy

1.
GENERAL

These policies and procedures (this “Policy”) govern trading activity in securities of Regional Management Corp. (“RM” or the “Company”) by directors, executive officers, and employees. This Policy also applies to the following persons having a relationship with RM’s directors, executive officers, and employees: (1) spouses, (2) minor children, (3) any other family members having the same home as them, and (4) any other account for which they make or influence investment decisions (e.g. an account for a member of their family who consults them about investment decisions, or a trust account or other account as to which they have investment authority or influence investment decisions) (collectively, “Related Persons”).

Reference is made to the section entitled “Insider Trading” (the “Insider Trading Section”) in RM’s Code of Business Conduct and Ethics (the “Code”), which sets forth RM’s prohibitions against trading while aware of, or tipping, material non-public information. This Policy is meant to supplement, and not replace, the Insider Trading Section of the Code and sets forth additional requirements for directors, executive officers, employees, and Related Persons.

If you have any question about whether you or your Related Persons are subject to this Policy, please contact RM’s General Counsel. Directors, executive officers, and employees will be held responsible for actions of their Related Persons. Accordingly, directors, executive officers, and employees should make their Related Persons aware of the need to confer with them before they trade in RM securities.

The Securities and Exchange Commission (the “SEC”) defines purchases and sales to include an extensive list of transactions beyond simple open-market transactions to buy or sell RM securities. Also included, for example, are the granting of options in RM securities, as well as the acquisition of or disposition of interests in RM securities through various company benefit plans. Dispositions of securities include the sale of these securities, as well as gift transfers. This Policy, therefore, relates to all transactions involving any securities of RM, whether or not the transaction is a purchase or sale in the usual sense, and whether or not the security is common stock or another security, such as an option.

Insider trading is a crime, punishable by fines of up to $5,000,000 and 20 years in jail for individuals. In addition, the SEC may seek to impose on the violator a civil penalty of up to three times the profits made or losses avoided from the trading. Violators must also disgorge any profits made and are often subject to an injunction against future violations. Finally, under some circumstances, violators may be subjected to civil liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) are also at risk under federal law. Controlling persons may, among other things, face penalties of the greater of $1,000,000 or three times the profits made or losses avoided by the violator if they recklessly fail to take preventive steps to control insider trading.

Thus, it is important both to you and RM that insider trading violations not occur. You should be aware that stock market surveillance techniques are exceptionally sophisticated, and the SEC and other regulatory authorities can identify all parties to every stock trade. You should also be aware that if securities transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of twenty-twenty hindsight. As a result, before engaging in any transaction involving RM’s securities, directors, executive officers, employees, and Related Persons should carefully consider how the transaction would be viewed in hindsight if a marked increase or decrease in the Company’s stock price occurs after the transaction. The SEC’s budget has been increased greatly in recent years, and the chance that federal authorities will detect and prosecute even small-level trading is significant. The risk is simply not worth taking.

2.
TRADING POLICY FOR DIRECTORS, EXECUTIVE OFFICERS, AND ACCESS EMPLOYEES

We have established four “windows” of time in each fiscal year during which directors, executive officers, certain other employees identified on Annex 1 hereto (such other employees, “Access Employees”), and their Related Persons may engage in transactions involving securities of RM.

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A window period begins with the third trading day on the New York Stock Exchange after the day on which RM makes a public news release of its quarterly earnings for the prior fiscal quarter.
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That same trading window closes 30 calendar days thereafter, but in no event later than two weeks prior to the end of the then current fiscal quarter. After the close of the window period, directors, executive officers, Access Employees, and their Related Persons may not purchase, sell, gift, or otherwise acquire, transfer, or dispose of any RM securities except as provided in this Policy.
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The General Counsel or his or her designee will provide the directors, executive officers, and Access Employees subject to this Policy with a notification regarding the opening and closing of each window.

The prohibitions against trading while aware of, or tipping, material non-public information and short-term trading (see the Insider Trading Section of the Code) apply even during an open trading window. For example, if you are aware that a material acquisition or divestiture is pending or that a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in RM securities. RM also may close regular window periods if any such event occurs, and you will receive a notification from the General Counsel or his or her designee when this occurs.

Directors and officers should be aware that they are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, these persons must disgorge to RM any profits realized from any non-exempt purchase and sale, or non-exempt sale and purchase, of the Company’s equity securities (other than an exempted security) or security-based swap agreements involving any such equity security within any period of less than six months, unless such security or security-based swap agreement was acquired in good faith in connection with a debt previously contracted.

3.
PRE-APPROVAL POLICY FOR DIRECTORS, EXECUTIVE OFFICERS, AND ACCESS EMPLOYEES

The legal issues arising from stock ownership by directors, executive officers, Access Employees, and their Related Persons are complex. For that reason, in order to minimize the risk of error in these areas, there are special rules that apply to directors, executive officers, Access Employees, and their Related Persons.

Directors, executive officers, and Access Employees are required to submit to the General Counsel or his or her designee a written request on the form attached hereto as Exhibit A (the “Request for Approval”) before he or she, or any of his or her Related Persons, engages in any proposed transaction involving RM securities in accordance with the approval process described below.

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The only exceptions to this requirement are if the transaction is pursuant to a pre-existing (i) written plan or arrangement complying with Rule 10b5-1 promulgated under the Exchange Act and approved in advance by the General Counsel (see Section 4. “Rule 10b5-1 Plans” below) or (ii) broker’s dividend reinvestment plan as further described below.
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Requests for Approval may be submitted, and approval for trades and gifts of securities of RM will generally be granted, only during a window period, and an approved transaction may only be performed during the window period in which the approval was granted.

This policy shall apply during the period when a person is a director or officer and for the first six months after the person is no longer a director or officer. It also applies to transactions during the same period by a director’s or officer’s Related Persons.

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It is therefore the responsibility of each director, executive officer, and Access Employee, and each former director and officer for a period of six months after leaving such position, to submit a Request for Approval to the General Counsel or his or her designee at least one week in advance of any proposed transaction by the director, executive officer, Access Employee, or any of their Related Persons.
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Such Request for Approval shall be accompanied by submission of a written summary of the proposed transaction, including the nature of the transaction, the number of shares or other securities, and the parties involved.
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Before the transaction is actually consummated, there shall be written confirmation from the General Counsel or his or her designee to confirm that the transaction is approved within two (2) business days of the receipt of a Request for Approval.
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The General Counsel may revoke any approval previously granted if he or she subsequently determines that the director, executive officer, or Access Employee is in possession of material non-public information about the Company or such transaction would result in a violation of law.
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If the transaction is not approved or approval for such transaction has been revoked, then the proposed transaction may not be conducted.
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Directors and officers shall promptly (and, in any event, within one business day) notify the General Counsel of any trading of RM securities that is required to be reported under Section 16(a) of the Exchange Act.

The prohibitions against trading while aware of, or tipping, material non-public information and short-term trading (see the Insider Trading Section of the Code) apply even to transactions that have been approved by the General Counsel or his or her designee in accordance with the above-described pre-approval policy. The decision to trade is the responsibility of the director, executive officer, Access Employee, or other individual consummating the transaction. Approval of a proposed transaction by the General Counsel or his or her designee in accordance with the above-described pre-approval policy does not constitute legal, tax, or investment advice.

This Policy’s trading restrictions do not apply to automatic purchases of RM common stock under a broker’s dividend reinvestment plan resulting from your reinvestment of dividends paid on RM common stock. The trading restrictions do apply, however, to voluntary purchases of RM common stock resulting from additional contributions you choose to make to such a plan, and to your election to participate in or increase your level of participation in such a plan. This Policy also applies to your sale of any RM common stock purchased through a broker’s dividend reinvestment plan. Notwithstanding the foregoing, directors and officers who are subject to Section 16 of the Exchange Act are prohibited from participating in a broker’s dividend reinvestment plan.

4.
RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in RM securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and must be in accordance with the Company’s Guidelines for Rule 10b5-1 Plans. If the plan meets the requirements of Rule 10b5-1, transactions in RM securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by RM’s General Counsel and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from RM’s General Counsel. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period. Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5- 1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

5.

6.
POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in RM securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in RM securities until that information has become public or is no longer material.

7.
ANNUAL CERTIFICATION

All directors, executive officers, and employees must certify on the form attached hereto as Exhibit B (or such other form or certification as prepared by the General Counsel) initially and annually thereafter that they have read and understand this Policy and that they recognize that they are subject to the provisions of this Policy.

Last Reviewed: October 23, 2024

Exhibit 19.1

Annex 1

ACCESS EMPLOYEES

Chief Executive Officer

Chief Operating Officer

Chief Financial Officer

Chief Credit Risk Officer

Chief Strategy and Development Officer

General Counsel

Chief Compliance Officer

Chief Marketing Officer

Chief Human Resources Officer

Chief Technology Officer

Chief Information Officer

Chief Digital Officer

Chief Audit Executive

Chief Accounting Officer

Controller

All members of the Financial Reporting/Accounting Department

All members of the Investor Relations Department

Vice Presidents and State Vice Presidents

Supervisors

Auditors

All Home Office employees

Exhibit 19.1

Exhibit A

REQUEST FOR APPROVAL TO TRADE
REGIONAL MANAGEMENT CORP. SECURITIES

Type of Security (check all applicable boxes)

FORMCHECKBOX Common stock

FORMCHECKBOX Restricted stock

FORMCHECKBOX Stock option

FORMCHECKBOX Other (please describe) _____________________________________

Number of Shares

Proposed Date of Transaction

Type of Transaction

FORMCHECKBOX Stock option exercise – exercise price of $________/share

Exercise price paid as follows:

FORMCHECKBOX broker’s cashless exchange

FORMCHECKBOX cash

FORMCHECKBOX other

Withholding tax paid as follows:

FORMCHECKBOX broker’s cashless exchange

FORMCHECKBOX cash

FORMCHECKBOX other

FORMCHECKBOX Purchase

FORMCHECKBOX Sale (including sale through a broker’s dividend reinvestment plan)

FORMCHECKBOX Gift

FORMCHECKBOX Election to participate in a broker’s dividend reinvestment plan (or change in the level of participation in such a plan)1

1 If you are subject to Section 16 of the Exchange Act, you may not participate in a broker’s dividend reinvestment plan.

Broker Contact Information (stock option exercise only)

Company Name

Contact Name

Telephone

Fax

Account Number

Status (check all applicable boxes)

FORMCHECKBOX Executive Officer

FORMCHECKBOX Board Member

Filing Information (check all applicable boxes and complete blanks)

Date of filing of last Form 3 or 4

FORMCHECKBOX Is a Form 144 Necessary?

Date of filing of last Form 144

I am not currently in possession of any material non-public information relating to Regional Management Corp. and/or its subsidiaries. I hereby certify that the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding RM arises and, in the reasonable judgment of RM, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Signature Date

Print Name

Telephone Number Where You May Be Reached

FORMCHECKBOX Request Approved (transaction must be completed during the “window period” (as described in Section 2 of Regional Management Corp.’s Insider Trading Policy) in which this approval was granted and in any event within three business days after approval).

FORMCHECKBOX Request Denied

FORMCHECKBOX Request Approved with the following modification

Signature Date

Exhibit 19.1

Exhibit B

Insider Trading Policy

INITIAL AND ANNUAL CERTIFICATION

Date:

To: Office of the General Counsel

I have received a copy of Regional Management Corp.’s Insider Trading Policy (the “Policy”). I have read and understand the Policy, and I will comply with it at all times.

By:

Name:

Title/Position: